Exhibit 99.16

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”), dated as of December 19, 2023, is made jointly and severally by Scott A. Beck and Theresa M. Beck, residents of the State of Colorado, (each a “Guarantor” and together, the “Guarantors”) to and for the benefit of RightNow Ministries International, a Texas nonprofit corporation with Texas Secretary of State Filing Number 116960901 (“Guarantee” or the “Holder).

Guarantors and Guarantee are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.
Guarantors and Pearl Street Trust have entered into that certain Put Agreement dated as of December [19], 2023 (the “Agreement”) whereby Guarantors agreed that the Holder of the Put Securities may require Guarantors and/or Pearl Street Trust to purchase the Put Securities for the Put Price at any time during the Put Period upon exercise of the Put, as described in the Agreement.
B.
Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.
C.
Guarantors will derive material, substantial and direct benefit from the Holder entering into the Agreement.
D.
The Holder has relied on the statements and agreements contained in this Guaranty, the Agreement, and the Unit Purchase Agreement executed in conjunction with this Agreement.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of the Holder and its permitted successors, endorsees, transferees, participants, and assigns as follows:

1.
Guaranty. Guarantors each absolutely, unconditionally and irrevocably, guarantee the full and prompt compliance with and performance of all terms, obligations, and conditions of the Agreement applicable to Obligors (as defined in the Agreement), including, but not limited to, Obligors’ payment, in accordance with the terms and subject to conditions of the Agreement, to Holder of the Put Price owing under the Agreement upon (a) the Holder’s exercise of the Put, or (b) a material breach of the Agreement by Obligors as set forth in the Agreement or applicable law (collectively the “Guaranteed Obligations”).
2.
Payment of Amounts Owed. Subject to the terms and conditions of the Agreement, after exercise of the Put during the Put Period by Holder, each Guarantor agrees to pay the Guaranteed Obligations within ten (10) business days following the date on which such amounts are due and payable in accordance with the terms and conditions of the Agreement. Similarly, upon written notice furnished by Holder to the Guarantors of a breach of or default under the Agreement, each Guarantor agrees to pay the Guaranteed Obligations to Holder within ten (10) business days of receipt of such notice. Notwithstanding any provision in this Guaranty, the Guarantors’ Guaranteed Obligations shall only be in the amount required to satisfy the Guaranteed Obligations that are not paid to Holder when due pursuant to the terms and subject to the conditions of the Agreement.
3.
Nature of Guaranty. This is an absolute, present and continuing guaranty of payment and performance and not merely of collection. Each Guarantor agrees that this Guaranty may be enforced by the Holder without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Agreement through foreclosure or sale proceedings, or resorting to any other guaranties. This Guaranty shall remain in full force and effect or shall be reinstated (as the case

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may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Holder pursuant to the Agreement as a result of the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Guarantor.
4.
Certain Waivers by Guarantors.
(a)
To the fullest extent permitted by law, with respect to the Holder, each Guarantor does hereby:
(i)
waive notice of acceptance of this Guaranty by the Holder and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;
(ii)
agree to refrain from asserting, until after repayment in full of such Holder’s Guaranteed Obligations, any defense (other than repayment in full of such Holder’s Guaranteed Obligations), right of set-off, right of recoupment or other Claim which each Guarantor may have against the Holder;
(iii)
waive any and all rights each Guarantor may have under any anti-deficiency statute or other similar protections;
(iv)
waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment until such Holder’s Guaranteed Obligations have been paid in full;
(v)
waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge each Guarantor with liability;
(vi)
waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;
(vii)
waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of the Holder to file or enforce a Claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(viii)
waive any defense based on an election of remedies by the Holder, whether or not such election may affect in any way the recourse, subrogation or other rights of each Guarantor;
(ix)
unconditionally and irrevocably waive any right to revoke this Guaranty and acknowledge that this Guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations; and
(x)
EACH FOR THEMSELVES WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BECK OR EITHER OF THEM MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE GUARANTEE IN ENFORCING ANY OF ITS RIGHTS UNDER THIS GUARANTY, EXCEPT FOR ANY COUNTERCLAIM REQUIRED TO BE ASSERTED BY LAW, AND, PROVIDED THE GUARANTEE ACTS IN GOOD FAITH, GUARANTORS HEREBY RATIFY AND CONFIRM WHATEVER THE GUARANTEE MAY DO PURSUANT TO OR TO EXERCISE OF RIGHTS UNDER THIS GUARANTY. To the fullest extent permitted by law, the foregoing waiver shall apply to any defenses to enforcement Guarantees may have (now or in the future) by reason of: (i) any illegality or lack of validity or enforceability of any obligation herein, or any related agreement or instrument; (ii) any change in the time, place or manner of payment of, or in any other term of, Guarantees’ obligations, or any rescission, waiver, amendment or other modification of the any

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other agreement; (iii) any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the obligations contained herein; (iv) any change or termination of the ownership or existence of Guarantees or any insolvency, bankruptcy or other similar proceeding affecting Guarantees or their assets or any resulting release or discharge of any obligation of Guarantees herein; (vii) the release or reduction of liability of Guarantees with respect to the obligations herein; and (viii) the failure of the Guarantor to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement or this Guaranty.
(b)
Each Guarantor acknowledges that (A) Guarantor has received a copy of the Agreement, and (B) no representations or inducements of any kind whatsoever have been made by the Holder to induce Guarantor to execute and deliver this Guaranty.
(c)
No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Holder except as expressly set forth in a writing duly signed and delivered by the Holder.
(d)
For purposes of this Section 4, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, right of set-off or right of recoupment of any kind or nature against the Holder, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Holder in connection with the making, closing, administration, collection or enforcement by the Holder of the Guaranteed Obligations.
(e)
In addition to all of the foregoing, each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:
(i)
any illegality or lack of validity or enforceability of any Guaranteed Obligation or the Agreement, or any related agreement or instrument;
(ii)
any change in the time, place or manner of payment of, or in any other term of, the Guaranteed Obligations, or any rescission, waiver, amendment or other modification of the Agreement or any other agreement;
(iii)
any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations;
(iv)
any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations;
(v)
any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;
(vi)
any change or termination of the ownership or existence of the Guarantor or any insolvency, bankruptcy or other similar proceeding affecting the Guarantors or Guarantors’ assets or any resulting release or discharge of any Guaranteed Obligation;
(vii)
the release or reduction of liability of either or both Guarantors or other guarantor or surety with respect to the Guaranteed Obligations; and
(viii)
the failure of the Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement.
5.
Severability. The Parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, then it is the intent of all parties hereto that such provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void

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or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Holder under the remainder of this Guaranty shall continue in full force and effect.
6.
Choice of Law; Consent to Jurisdiction.
(a)
This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the any state or federal court sitting in or for Collin County, Texas with respect to any dispute arising out of or relating to this Guaranty, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.
(b)
The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Guaranty or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.
(c)
Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Guaranty or the transactions contemplated hereby or disputes relating hereto.
(d)
Each of the Parties (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other Parties have been induced to enter into this Guaranty by, among other things, the mutual waivers and certifications contained herein.
(e)
TO THE EXTENT THAT THE TERMS OR CONDITIONS SET FORTH IN THE LLC AGREEMENT OR THE UNIT PURCHASE AGREEMENT ARE INCONSISTENT OR CONFLICT WITH THE TERMS AND CONDITIONS HEREIN, THE TERMS AND CONDITIONS HEREIN SHALL CONTROL, INCLUDING PROVISIONS ON CHOICE OF LAW, VENUE, JURISDICTION, AND DISPUTE RESOLUTION MATTERS. For the sake of clarity, and not by limitation, Guarantors agree that the dispute resolution, choice of law, and venue provisions contained in the Unit Purchase Agreement shall not apply to any dispute arising from this Guaranty.
7.
Claims in Bankruptcy. In the event the automatic stay imposed by the applicable provisions of the U.S. Bankruptcy Code, as amended, or under any other applicable law, against the exercise of the rights and remedies otherwise available to creditors of a Guarantor or such applicable law is deemed by the court having jurisdiction to apply to a Guarantor so that the Guarantor is not permitted to pay the Holder the Guaranteed Obligations and/or the Holder may not immediately enforce the terms of this Guaranty or exercise such other rights and remedies against the Guarantor as would otherwise be provided by law, the Holder shall immediately be entitled, and Guarantors hereby consent, to relief from such stay so as to afford Holder all immediate rights of collection efforts for and payment of the Guaranteed Obligations, and each Guarantor hereby authorizes and directs the Holder to present this Guaranty to the applicable court to evidence this agreement and consent.
8.
Notices. All notices, requests, demands, consents, or other communications to either Guarantor – Scott Beck or Theresa Beck – shall be deemed as notice to both Guarantors. All notices, requests, demands, consents, and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without receipt of an automated notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

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If to Scott Beck or Theresa Beck:	832 Pearl Street Boulder, CO 80302 Attn: Scott Beck Email: sbeck2@tangogroup.com
If to the Holder:	RightNow Ministries International 6300 Henneman Way McKinney, TX 75070 Attn: Brian Mosley Email: brian@rightnowmedia.org

Any Party may change its address for the purpose of this Section by giving the other Parties written notice of its new address in the manner set forth above.

9.
Representations and Warranties. To induce the Holder to enter into the Agreement, each Guarantor makes the following representations and warranties to the Holder set forth in this Section. Each Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations and warranties, the Holder would not have agreed to enter into the Agreement.
(a)
the execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any applicable law, order, rule, regulation, writ, injunction or decree now in effect of any governmental authority, or court having jurisdiction over Guarantor or (ii) any other contractual restriction binding on or affecting either Guarantor or either Guarantor’s property or assets which may adversely affect either Guarantor’s ability to fulfill its obligations under this Guaranty;
(b)
this Guaranty creates legal, valid, and binding obligations of Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles; and
(c)
there is no action, proceeding, or investigation pending or, to the knowledge of either Guarantor, threatened or affecting either Guarantor, which may adversely affect either Guarantor’s ability to fulfill its obligations under this Guaranty. There are no judgments or orders for the payment of money rendered against either Guarantor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. Neither Guarantor is in default under any agreements which may adversely affect either Guarantor’s ability to fulfill its obligations under this Guaranty; and
(d)
the Personal Balance Sheet of the Guarantors dated September 30, 2023, which is attached hereto as Exhibit A and incorporated herein by this reference as if set out in full, was a commercially reasonably accurate statement of the financial condition of the Guarantors on said date, and the Guarantors have not suffered any material change or loss of assets since that date.
10.
Notices of Certain Financial Events. If a Guarantor shall become insolvent or seek protection under insolvency laws or proceedings, or any application shall be made to have the Guarantor

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declared bankrupt or insolvent, notice of such occurrence or event shall be promptly furnished to the Holder by Guarantors.
11.
Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor. This Guaranty shall not be assigned or transferred, in whole or in part, by a Guarantor without the express written consent of Holder, and Holder may refuse such consent in its sole discretion and for any or no reason whatsoever.
12.
Construction. The titles of the paragraphs of this Guaranty are for convenience of reference only and are not to be considered in construing this Guaranty. This Guaranty shall be construed in conjunction with the Unit Purchase Agreement, that certain Put Agreement executed by Scott Beck, Theresa Beck, and Pearl Street Trust in favor of the Holder, and such other instruments, certificates, and other written instruments executed, signed, or made by the Parties in conjunction with this Guaranty, all of which, together, constitutes the entire agreement of the Parties relating to the subject matter of this Guaranty and supersedes all prior oral or written communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the subject matter of this Guaranty.
13.
Attorney Fees & Costs. The Holder shall have the right to recover and collect from Guarantors, jointly and severally, the Holder’s reasonable costs, expenses, fees, and attorneys’ fees incurred by the Holder in regard to any legal action, arbitration, or other proceeding arising from or relating to this Guaranty, including the cost of any legal proceeding, arbiter fees, bond costs, and/or costs of any arbitration, should arbitration be used to adjudicate such legal action. Guarantors expressly waive and relinquish any contractual or other legal or statutory right to recover and/or collect from Holder, Guarantors’ reasonable costs, necessary disbursements, and attorneys’ fees incurred in any legal action, arbitration, or other proceeding arising from or relating to this Guaranty.
14.
Counterparts. This Guaranty may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.

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IN WITNESS WHEREOF, intending to be legally bound and intending that this agreement be executed under seal, Guarantor has caused this Guaranty to be executed the day and year first above mentioned.

GUARANTEE:

RightNow Ministries International

By: /s/ Brian Mosley

Name: Brian Mosley

Title: President

State of Texas )

)

County of Collin )

Acknowledged before me on the 19th day of December, 2023, by Brian Mosley in the capacity and for the purposes as stated.

/s/ Ellen Towery

NOTARY PUBLIC, in and for the

STATE OF TEXAS

Signature Page to Guaranty

IN WITNESS WHEREOF, intending to be legally bound and intending that this agreement be executed under seal, Guarantor has caused this Guaranty to be executed the day and year first above mentioned.

GUARANTORS:

SCOTT A. BECK:

/s/ Scott Beck

Scott A. Beck

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Scott A. Beck in the capacity and for the purposes stated.

/s/ Mary Vigil

NOTARY PUBLIC, in and for the

STATE OF COLORADO

THERESA M. BECK:

/s/ Theresa Beck

Theresa M. Beck

State of Colorado )

)

County of Boulder )

Acknowledged before me on the (date) day of December 19, 2023, by Theresa M. Beck in the capacity and for the purposes stated.

/s/ Mary Vigil

NOTARY PUBLIC, in and for the

STATE OF COLORADO